EXHIBIT 99.1
October 3, 2011

Dear Shareholder:

As recently announced, we are pleased to inform you that First Financial Bancorp's board of directors has authorized a 100% dividend payout ratio based on the most recent quarter's diluted earnings per share. As a result, the total cash dividend you will receive this quarter is $0.27 per share.

First Financial has remained profitable despite continuing economic challenges. In addition to 83 consecutive quarters of profitability, we have a strong capital position.

At this time, First Financial has the necessary capital to support current organic growth opportunities without the additional capital generated by our earnings. Therefore, we have decided to return all of our quarterly income to our shareholders in the form of a dividend.

To explain how the total dividend will be distributed, we view it as consisting of two parts that will be paid as separate checks for registered shareholders or in accordance with how you normally receive your dividend payments if you are a beneficial holder:

1)	Our regular quarterly dividend of $0.12 per share; and

2)
A variable portion that will consist of the remainder of the prior quarter's diluted earnings per share. Currently, that amount equals $0.15 per share, or the difference between the second quarter's earnings per share of $0.27 less the $0.12 regular dividend per share. We refer to this component as variable because it will vary from quarter to quarter based on what our future reported quarterly earnings per share will be.

The variable dividend is intended to provide an enhanced return to our shareholders until capital deployment opportunities arise that provide long-term incremental benefits to shareholder value. Such opportunities may include acquisitions or greater than anticipated organic growth prospects. It is difficult to foresee how long we will maintain the variable dividend due to the unpredictable nature of these capital utilization opportunities as well as the uncertain regulatory landscape facing the banking industry. Given these factors, the board of directors will evaluate the variable dividend on a quarterly basis.

We value the investment you have made in First Financial and remain committed to managing the company in a shareholder-friendly manner that provides a solid return on your investment.

Sincerely,

/s/Murph Knapke                    /s/Claude E. Davis

Murph Knapke                        Claude E. Davis
Chairman of the Board                President & Chief Executive Officer